Exhibit 99.1

DATE: February 11, 2010

FOR IMMEDIATE RELEASE

Eastern Insurance Holdings, Inc. Announces Fourth Quarter 2009 Results

Lancaster, Pa.–Eastern Insurance Holdings, Inc. (“EIHI”) (NASDAQ: EIHI) today reported earnings for the three months ended December 31, 2009. EIHI reported net income of $2.7 million, or $0.29 per diluted share, for the fourth quarter of 2009, compared to a net loss of $18.4 million, or $2.05 per diluted share, for the same period in 2008. EIHI’s diluted book value per share was $15.78 as of December 31, 2009 compared to $14.13 as of December 31, 2008, an increase of $1.65 per share or 11.7 percent.

“I am pleased to report a solid quarter of results across all business segments. Those segments produced a consolidated combined ratio of 95.0 percent,” said Bruce M. Eckert, Chief Executive Officer. “As in previous quarters, workers’ compensation insurance, our largest business segment, contributed most significantly with a combined ratio of 86.0 percent. For all of 2009, we produced an 87.7 percent combined ratio in workers’ compensation insurance.”

Eckert added, “2009 was a challenging year with persistent downward pressure on both workers’ compensation rates and employer payrolls. Despite these headwinds, we were not only profitable in all three of our operating segments, but we also grew our policyholder base by approximately 15 percent. Importantly, the majority of this growth occurred in our profitable small employer book of business. I am particularly pleased that in our first full year of operations after acquiring Employers Security Insurance Company, our bottom line results exceeded expectations in the Midwest, our top line grew by approximately 164 percent in the Southeast, and the Mid-Atlantic region remained the consistent generator of profits as it has throughout our history. We recently signed a lease for office space in Nashville, Tennessee and we look forward to the expansion of our Southeastern footprint in 2010. Similarly, we expect to open an office in western Pennsylvania by mid-year in support of that important market place.”

Eckert continued, “Our group benefits insurance segment faced similar pressures throughout the year. Rate and plan design improvements and continued underwriting discipline throughout the year led to a 96.1 percent combined ratio for the fourth quarter. We are excited about additional product enhancements, which will be brought to market in 2010 with the launch of our Navigator series of ancillary group benefits products.”

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

February 11, 2010

Consolidated highlights for the fourth quarter include:

•

Revenue for the fourth quarter of 2009 increased to $36.7 million compared to $30.1 million for the same period in 2008. The increase in revenue is due primarily to an increase in income from limited partnerships and a change to net realized investment gains in 2009 from net realized investment losses in 2008, partially offset by a decrease in investment income and net premiums earned;

•

Net premiums earned were $34.1 million for the fourth quarter of 2009 compared to $36.4 million for the same period in 2008. Net premiums earned were impacted by the termination of the reinsurance treaty effective July 1, 2008 that comprised the run-off specialty reinsurance segment and reductions in workers’ compensation insurance premiums during the fourth quarter of 2009 related to payroll audit premium adjustments, renewal rate decreases and premium reductions related to favorable fourth quarter 2009 loss experience under retrospectively rated policies;

•

Net investment income was $1.5 million ($1.1 million after-tax) for the three months ended December 31, 2009, compared to $2.2 million ($1.6 million after-tax) for the same period in 2008. The decrease in net investment income is due primarily to the current lower interest rate environment and an additional investment management fee accrual in the fourth quarter of 2009;

•

The change in equity interest in limited partnerships increased $2.5 million to income of $461,000 ($327,000 after-tax) for the three months ended December 31, 2009, compared to a loss of $2.0 million ($1.4 million after-tax) for the same period in 2008;

•

Net realized investment gains, excluding the segregated portfolio cell reinsurance segment, increased diluted earnings per share by $0.04 for the three months ended December 31, 2009 compared to net realized investment losses, excluding the segregated portfolio cell reinsurance segment, which decreased diluted earnings per share by $0.45 for the same period in 2008. Net realized investment gains, excluding the segregated portfolio cell reinsurance segment, were $531,000 ($416,000 after-tax) for the three months ended December 31, 2009, compared to net realized investment losses, excluding the segregated portfolio cell reinsurance segment, of $6.0 million ($4.0 million after-tax) for the same period in 2008; and

•

$1.7 million ($1.1 million after-tax) of favorable loss reserve development on prior accident years was recorded in the workers’ compensation insurance segment for the three months ended December 31, 2009, compared to no favorable loss reserve development on prior accident years for the same period in 2008.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

February 11, 2010

Weighted average fully diluted shares considered outstanding used to calculate diluted earnings per share for the three months ended December 31, 2009 and 2008 consisted of the following:

	2009	2008
Shares issued on June 16, 2006	10,603,548	10,603,548
Weighted average ESOP shares	255,686	180,935
Weighted average restricted stock shares	121,030	49,335
Weighted average treasury shares purchased	(2,091,757)	(2,069,000)
Weighted average stock warrants exercised[1]	180,291	—

Total	9,068,798	8,764,818

Segment Operating Results

Workers’ Compensation Insurance

EIHI’s workers’ compensation insurance segment reported net income of $2.8 million for the fourth quarter of 2009, compared to $356,000 for the fourth quarter of 2008. Highlights for the fourth quarter include:

•	Direct written premiums increased to $19.3 million for the three months ended December 31, 2009, compared to $18.8 million for the same period in 2008, an increase of 2.7 percent;

•

Net premiums earned decreased to $18.6 million for the fourth quarter of 2009, compared with $20.0 million for the fourth quarter of 2008. The reduction in net premiums earned relates primarily to fourth quarter 2009 payroll audit premium adjustments, continued renewal rate decreases and premium reductions related to favorable fourth quarter 2009 loss experience under retrospectively rated policies;

•

Audit premium, which results from an examination of the policyholders’ payroll and other records, resulted in the Company recording return premium to policyholders of $362,000 for the three months ended December 31, 2009 compared to additional premium to the Company of $1.1 million for the same period in 2008, a decrease of $1.4 million;

•

Net investment income was $738,000 for the fourth quarter of 2009, compared to $1.0 million for the same period in 2008. The decrease in net investment income is due primarily to a decrease in the invested asset base and the lower interest rate environment;

[1]

306,099 warrants were outstanding as of January 1, 2009 of which 244,879 warrants were earned. The remaining 61,220 warrants will not be earned. On March 10, 2009, the 244,879 warrants were exercised. EIHI retained 64,588 warrants as payment of the exercise price.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

February 11, 2010

•	The change in equity interest in limited partnerships was income of $307,000 for the three months ended December 31, 2009, compared to a loss of $1.1 million for the same period in 2008;

•

After-tax net realized investment gains of $156,000 were recorded for the three months ended December 31, 2009, compared to after-tax net realized investment losses of $2.2 million for the same period in 2008;

•	The combined ratio was 86.0 percent for the fourth quarter of 2009, compared to 81.3 percent for the same period last year;

•

The accident period loss and LAE ratio was 67.3 percent and 60.8 percent for the three months ended December 31, 2009 and 2008, respectively. The 2009 accident period loss ratio reflects the Company’s view of the current economic conditions. For the three months ended December 31, 2009, $1.7 million of favorable loss reserve development on prior accident years was recorded, which decreased the 2009 loss ratio by 9.1 percentage points compared to no favorable loss reserve development on prior accident years in the fourth quarter of 2008; and

•

The expense ratio was 28.4 percent for the three months ended December 31, 2009 compared to 20.8 percent for the same period in 2008. The increase in the expense ratio is due to the aforementioned reductions in net premiums earned and an increase in corporate expense allocations.

Segregated Portfolio Cell Reinsurance

The segregated portfolio cell reinsurance segment now has fourteen active programs, including a new program effective December 1, 2009, which produce fee-based revenue and segregated portfolio cell dividends for EIHI’s other business segments. Marketing activity in this segment has increased despite current economic trends, largely as a result of our expansion into the Southeast and Midwest markets.

Group Benefits Insurance

EIHI’s group benefits insurance segment reported net income of $751,000 for the three months ended December 31, 2009, compared to a net loss of $1.0 million for the same period in 2008. Highlights for the fourth quarter include:

•	Net premiums earned were $9.2 million for the fourth quarter of 2009 and 2008;

•

Net investment income was $331,000 for the fourth quarter of 2009, compared to $554,000 for the fourth quarter of 2008. The decrease in net investment income is due primarily to a decrease in the invested asset base and the lower interest rate environment;

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

February 11, 2010

•	The change in equity interest in limited partnerships was income of $76,000 for the three months ended December 31, 2009, compared to a loss of $567,000 for the same period in 2008;

•

After-tax net realized investment gains of $228,000 were recorded for the three months ended December 31, 2009, compared to after-tax net realized investment losses of $1.4 million for the same period in 2008;

•	The combined ratio was 96.1 percent for the fourth quarter of 2009, compared to 93.7 percent for the same period last year;

•	The calendar year loss and LAE ratio was 63.7 percent for the three months ended December 31, 2009, compared to 62.5 percent for the same period in 2008; and

•

The expense ratio was 32.3 percent for the three months ended December 31, 2009, compared to 31.2 percent for the same period in 2008. The increase in the expense ratio is largely a result of increased corporate expense allocations.

Run-Off Specialty Reinsurance

Prior to July 1, 2008, business in the run-off specialty reinsurance segment was assumed through participation in a reinsurance treaty with an unaffiliated ceding company related to an underground storage tank insurance program, referred to as “EnviroGuard,” and a non-hazardous waste transportation product, referred to as “EIA Liability.” Effective July 1, 2008, EIHI terminated the reinsurance treaty that comprised the run-off specialty reinsurance segment.

EIHI’s run-off specialty reinsurance segment reported net income of $292,000 for the fourth quarter of 2009, compared to a net loss of $16.6 million for the same period last year. Highlights for the fourth quarter include:

•

Net premiums earned were $(4,000) for the fourth quarter of 2009, compared to $932,000 in 2008. The decrease in net premiums earned is due to the July 1, 2008 termination of the reinsurance treaty that comprised the run-off specialty reinsurance segment;

•	Net investment income was $368,000 for the three months ended December 31, 2009, compared to $308,000 for the same period last year;

•	The change in equity interest in limited partnerships was income of $78,000 for the three months ended December 31, 2009, compared to a loss of $335,000 for the same period in 2008;

•

After-tax net realized investment gains of $201,000 were recorded for the three months ended December 31, 2009, compared to after-tax net realized investment losses of $473,000 for the same period in 2008; and

•	No loss reserve development on prior accident years was recorded in the run-off specialty reinsurance segment for the three months ended December 31, 2009

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

February 11, 2010

compared to $13.9 million of unfavorable loss reserve development for the same period in 2008.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

February 11, 2010

Corporate and Other

The corporate and other segment primarily includes corporate expenses and EIHI’s third party administration business. The corporate and other segment recorded a net loss of $1.2 million for the three months ended December 31, 2009 and 2008. The net loss in 2009 includes approximately $170,000 ($111,000 after-tax) of non-recurring expenses.

Financial Condition

Total assets were $391.2 million as of December 31, 2009. Shareholders’ equity was $153.9 million as of December 31, 2009. As of December 31, 2009, EIHI’s book value per share and diluted book value per share were $15.88 and $15.78, respectively. Outstanding shares used to calculate book value per share and diluted book value per share were 9,691,257 and 10,340,445, respectively, as of December 31, 2009. The basic book value per share calculation includes the impact of restricted stock awards of 251,675 shares and warrants exercised of 180,291. The diluted book value per share calculation includes the additional dilutive impact of stock options to purchase 649,188 common shares, which have a weighted average exercise price of $14.36.

Conference Call with Investors

EIHI will hold a conference call with investors beginning at 10:00 a.m. Eastern Time on Friday, February 12, 2010 to review the Company’s 2009 fourth quarter results. The conference call will be available via a live webcast accessed through the Investor Relations section of www.easterninsuranceholdings.com. The dial-in numbers for the conference call are as follows:

Live Call
800-860-2442 (Domestic)
866-605-3852 (Canada)
412-858-4600 (International)

A replay of the conference call will be available through February 22, 2010, at 877-344-7529 (domestic) and 412-317-0088 (international). The replay conference number for the conference call is 437018. An online archive of the webcast will be available on the Investor Relations section of www.easterninsuranceholdings.com.

Consolidated Financial Results

Set forth in the tables below are the unaudited consolidated balance sheets as of December 31, 2009 and 2008 and unaudited statements of income for the three months and years ended December 31, 2009 and 2008.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

February 11, 2010

EASTERN INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	December 31, 2009	December 31, 2008

ASSETS

Investments:
Fixed income securities, at estimated fair value (amortized cost, $171,605; $180,102)	$176,731	$183,136
Convertible bonds, at estimated fair value (amortized cost, $14,921; $13,783)	16,677	12,346
Equity securities, at estimated fair value (cost, $16,923; $22,287)	21,273	17,162
Other long-term investments at estimated fair value (cost, $10,220; $10,586)	10,315	9,519

Total investments	224,996	222,163

Cash and cash equivalents	67,017	52,875
Accrued investment income	1,664	2,058
Premiums receivable (net of allowance, $632; $581)	32,457	29,615
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	28,217	29,637
Deferred acquisition costs	6,487	5,760
Deferred income taxes, net	1,349	6,281
Federal income taxes recoverable	2,234	16
Intangible assets	7,448	9,179
Goodwill	10,752	10,752
Other assets	8,599	8,975

Total assets	$391,220	$377,311

LIABILITIES

Reserves for unpaid losses and loss adjustment expenses	$151,208	$159,117
Unearned premium reserves	46,099	42,365
Advance premium	1,720	1,594
Accounts payable and accrued expenses	13,245	13,136
Ceded reinsurance balances payable	6,102	6,886
Benefit plan liabilities	311	497

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

February 11, 2010

	December 31, 2009	December 31, 2008
Segregated portfolio cell dividend payable	16,684	13,140
Loan payable	1,986	2,439

Total liabilities	237,355	239,174

SHAREHOLDERS’ EQUITY

Series A preferred stock, par value $0, auth. shares—5,000,000; no shares issued and outstanding	—	—
Common capital stock, par value $0, auth. shares—20,000,000; issued—11,783,014 and 11,602,723, respectively; outstanding—9,691,257 and 9,512,366, respectively	—	—
Unearned ESOP compensation	(4,859)	(5,606)
Additional paid in capital	113,049	111,772
Treasury stock, at cost (2,091,757 and 2,090,357 shares, respectively)	(32,666)	(32,655)
Retained earnings	73,038	66,492
Accumulated other comprehensive income (loss), net	5,303	(1,866)

Total shareholders’ equity	153,865	138,137

Total liabilities and shareholders’ equity	$391,220	$377,311

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

February 11, 2010

EASTERN INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED STATEMENTS OF INCOME

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenue:
Net premiums earned	$34,122	$36,444	$134,986	$135,807
Net investment income	1,465	2,224	7,097	9,631
Change in equity interest in limited partnerships	461	(2,005)	1,261	(3,970)
Net realized investment gains (losses)	603	(6,904)	952	(11,117)
Other revenue	76	331	645	853

Total revenue	36,727	30,090	144,941	131,204

Expenses:
Losses and loss adjustment expenses incurred	20,073	36,258	84,552	99,188
Acquisition and other underwriting expenses	4,812	4,694	18,183	18,918
Other expenses	6,894	6,225	26,382	25,338
Amortization of intangible assets	433	389	1,732	1,373
Policyholder dividends	191	298	432	551
Segregated portfolio dividend expense	804	(447)	1,238	2,155

Total expenses	33,207	47,417	132,519	147,523

Income (loss) before income taxes	3,520	(17,327)	12,422	(16,319)

Income tax expense	831	1,044	4,021	1,064

Net income (loss)	$2,689	$(18,371)	$8,401	$(17,383)

Earnings per share (EPS):
Basic shares outstanding	9,046,547	8,764,818	8,984,644	8,954,097
Basis EPS	$0.29	$(2.05)	$0.92	$(1.90)

Diluted shares outstanding	9,068,798	8,764,818	9,051,701	8,954,097
Diluted EPS	$0.29	$(2.05)	$0.91	$(1.90)

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

February 11, 2010

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Treasurer and Chief Financial Officer
(717) 735-1660, kshook@eains.com